

                 Exhibit 11 - Computations of Earnings Per Share
                   Tredegar Industries, Inc. and Subsidiaries
                    (In Thousands, Except Per-Share Amounts)
                                   (Unaudited)

                                                             Second Quarter               Six Months
                                                              Ended June 30              Ended June 30
                                                         ------------------------   ------------------------
                                                            1997         1996          1997        1996

Net income                                               $ 16,347     $ 8,673      $ 27,301     $ 25,020
                                                      ============ ===========   =========== ============

Earnings per common and dilutive common
     equivalent share as reported (1)                      $ 1.25       $ .66        $ 2.08       $ 1.92
                                                      ============ ===========   =========== ============

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (2)                         866         908           850          820
Weighted average common shares outstanding
     during period                                         12,263      12,216        12,253       12,200
                                                      ------------ -----------   ----------- ------------
Weighted average common and dilutive common
     equivalent shares                                     13,129      13,124        13,103       13,020
                                                      ============ ===========   =========== ============

Primary earnings per share (1)                             $ 1.25       $ .66        $ 2.08       $ 1.92
                                                      ============ ===========   =========== ============

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (3)                         908         922           921          893
Weighted average common shares outstanding
     during period                                         12,263      12,216        12,253       12,200
                                                      ------------ -----------   ----------- ------------
Weighted average common and dilutive common
     equivalent shares                                     13,171      13,138        13,174       13,093
                                                      ============ ===========   =========== ============

Fully diluted earnings per share (3)                       $ 1.24       $ .66        $ 2.07       $ 1.91
                                                      ============ ===========   =========== ============
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Notes to Exhibit 11:
(1)      Shares  used  to  compute  earnings  per  common  and  dilutive  common equivalent  share in the  consolidated  statements  of  income  include common stock equivalents.
(2)      Computed using the average market price during the related period.
(3)      Computed  using the  higher of the  average  market  price  during  the related  period and the market price at the end of the related  period.
         Fully diluted earnings per common and dilutive common  equivalent share is not materially  different (dilutive by 3% or more) from earnings per
         common  and  dilutive   common   equivalent   share   reported  in  the
         consolidated statements of income.